Exhibit 99.1

Press Release	MAILING ADDRESS P.O. Box 513396 Los Angeles, CA 90051-1396 5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

For Immediate Release

Date:	Tuesday, September 27, 2016
Contact:	Paul Dingsdale, Director, Corporate Communications (323) 881-4150 pdingsdale@unifiedgrocers.com

Unified Grocers CFO Mike Henn to Retire;

Christine Neal Named New CFO

(LOS ANGELES) — Unified Grocers, Inc. today announced that Executive Vice President, Chief Financial Officer Michael F. Henn will retire effective September 30. Effective October 1, Christine Neal will be promoted to the position of Executive Vice President, Chief Financial Officer and Treasurer.

Mike Henn joined Unified last October following the retirement of Richard J. Martin. “It’s been a privilege to work with a great management team that has accomplished so much in the past year to position the Company for solid growth going forward,” he said. “While personal circumstances have driven my decision to step back from a full time role, I will continue to assist the Company in a more limited capacity as it transitions to new financial leadership.”

“Unified was extremely fortunate to have Mike on the team to guide us through a period of transition and to set the financial foundations for the next phase of the Company’s growth,” said Unified President and CEO Bob Ling. “I’m grateful that he will continue to support the Company going forward. Mike has played an important role, and all of us at Unified wish him well.”

Christine Neal has agreed to defer her own planned retirement to accept the CFO role while the Company commences a search process for the CFO position, providing a seamless transition for the financial management function of the Company.

“Christine is a very talented executive with a strong track record of leadership in finance and strategy, and excellent knowledge of our Company,” said Ling. “In addition to her proven financial management skills, she has been a key driver of the Company’s new strategic plan, which we expect to finalize soon.”

“It’s an honor to take on the role of Chief Financial Officer at this important time in Unified’s history,” said Neal. “I’m excited to have the opportunity to play a larger role as we look to grow the business and enhance the success of our Members.”

As CFO and Treasurer, Neal will be responsible for finance, accounting, information systems, internal audit (administrative responsibility) and strategic planning. She is also President of Unified’s wholly-owned subsidiary, Grocers Capital Company (GCC).

Neal joined Unified in 2003, and in her previous roles she was responsible for Finance, Treasury, Strategic Planning and Human Resources. Prior to the joining the Company, Neal acquired a wide range of financial experience within the food industry, including serving for several years as a financial consultant to Unified. She also served as Chief Financial Officer for the California Restaurant Association, the largest state restaurant and hospitality trade organization in the United States, and was Controller for Gelson’s Markets, a premier upscale grocery retail chain in Southern California. Neal began her career at the Cincinnati office of Arthur Young & Company, where she worked for eight years as an accountant and audit manager.

Neal currently serves on the Board of Directors of the National Cooperative Bank. She has previously served on the Board of Directors of the National Cooperative Business Association (NCBA) and the Greater Los Angeles Chapter of the American Red Cross. She earned her Bachelor of Science degree in Accountancy and Finance from Miami University in Oxford, Ohio and is a Certified Public Accountant.

About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated almost $4 billion in sales during fiscal year 2015, offer independent retailers all the resources they need to compete in the supermarket industry.

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